Exhibit 21.01

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

Worldwide Subsidiary List

	Percentage Ownership*	State/Country of Incorporation

Fairchild Semiconductor Corporation	100%	Delaware
Fairchild Semiconductor Corporation of California	100%	Delaware
Fairchild Semiconductor Limited	100%	United Kingdom
Fairchild Semiconductor GmbH	100%	Germany
Fairchild Semiconductor Srl	100%	Italy
Fairchild Semiconductor Japan Ltd.	100%	Japan
Fairchild Semiconductor Hong Kong Limited	100%	Hong Kong
Fairchild Semiconductor Hong Kong (Holdings) Limited	100%	Hong Kong
Fairchild Semiconductor Asia Pacific Pte. Ltd.	100%	Singapore
Fairchild Semiconductor (Malaysia) Sdn. Bhd.	100%	Malaysia
Fairchild Korea Semiconductor Ltd.	100%	South Korea
Fairchild Korea Trading Company	100%	South Korea
Kota Microcircuits, Inc.	100%	Colorado
Fairchild Semiconductors de Mexico S.de R.L. de C.V.	100%	Mexico
Fairchild Semiconductor SARL	100%	France
QT Optoelectronics, Inc.	100%	Delaware
QT Optoelectronics	100%	California
ROCTOV, LLC	100%	Delaware
Fairchild Semiconductor (Optoelectronics) Pte. Ltd.	100%	Singapore
Fairchild Semiconductor (India) Private Limited	100%	India
Fairchild Semiconductor Mauritius Ltd.	100%	Mauritius
Fairchild Semiconductor Mauritius (Trading) Ltd.	100%	Mauritius
Fairchild Semiconductor (Suzhou) Co., Ltd.	100%	P.R. China
Fairchild Semiconductor (Shanghai) Co., Ltd	100%	P.R. China
Fairchild Semiconductor Technology (Shanghai) Co., Ltd	100%	P.R. China
Fairchild Semiconductor (Philippines), Inc.	100%	Philippines
Fairchild Semiconductor (Bermuda) Ltd.	100%	Bermuda
Fairchild Semiconductor Pte. Ltd.	100%	Singapore
Fairchild Energy, LLC	100%	Maine
Fairchild Semiconductor (Netherlands) B.V.	100%	Netherlands
New Conversion Co., Ltd.	100%	Taiwan

*	Certain nominal shares are held by individual employees in certain jurisdictions to satisfy requirements of applicable national laws.